Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 3 to Registration Statement No. 333-166009 of our report dated August 10, 2007 (March 9, 2010 as to the financial statement schedule) relating to the consolidated financial statements and financial statement schedule of Arizona Chemical Division of International Paper Company (the “Division”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the financial statements have been prepared from the separate records maintained for the Division by International Paper Company and may not be necessarily indicative of the conditions that would have existed or the results of operations if the Division had operated as an unaffiliated company and; (2) on February 28, 2007, Rhône Capital III completed the purchase of the Division) appearing in the Prospectus, which is part of such Registration Statement.
We also consent to the reference to use under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
Jacksonville, Florida
August 24, 2010